US Precious Metals Inc. enters into Contract to Acquire Resource Technology Corp.

Significant Revenue Stream Potential

Malboro, NJ (PRNewswire-May 15, 2013) US Precious Metals, Inc. (“Company”) (OTCQB: USPR) is pleased to announce that on May 11, 2013 it entered into an agreement to acquire Resource Technology Corp. (“RTC”).

RTC assets include 3 ore supply agreements from 3 high grade ore mines, 2 from within the United States and one internationally. It also has a processing agreement with Plasma Processing LP (“PP LP”) which utilizes patent pending, plasma technology to increase the rate of extraction of precious metal concentrates. RTC currently is a 1/3rd net revenue share partner with both the mining property owners and PP LP.

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The plasma processing plant, located near Palm Springs, California, took 3 years to build and is fully operational and permitted to process ore concentrate. PP LP has agreed to increase its daily capacity to 10 tons/day in order to satisfy the terms of this contract. Upgrades to the system are expected to be completed within 90 days.

The Agreement with PP LP provides for an initial processing capacity of 5 tons/day for approximately 200 days per annum, and allows for an increased capacity to 10 tons/day for approximately 300 days per annum. Subject to the other terms of the Agreement, PP LP has guaranteed a benchmark run of 5 tons/day for 20 consecutive days with a minimum value of $50,000 (net to RTC) per ton from the existing ore supply contracts.

When fully operational, the plant is expected to run for approximately 300 days per year with an anticipated minimum of 1,000 tons of high grade ore per year generating $150,000.00 per ton. The parties believe that they will be able to supply the additional concentrates needed to support a 10 ton/day 300 day/year operation. Initially the contract term is for 5 years with a yearly extension option for an additional 4 years after this date.

As part of the transaction, US Precious Metals may supply its own ore concentrate for plasma processing in which case, USPR will receive a 2/3rds of the revenue stream.

In exchange for the RTC acquisition, the Company will issue to the RTC shareholders 300 million shares of common stock. All stock will be issued and held in escrow until such time as the conditions of the benchmark run have been met.

Mr John Gildea, Board Member and USPR spokesperson stated:” After completing extensive due diligence over the last numbers of months and carefully structuring this transaction, we feel this acquisition is a fantastic opportunity for USPR and its shareholders. In light of the extremely difficult environment for both junior miners and explorers, this allows USPR to become a revenue generating company in a very short space of time which in turn allows us to focus on our Mexican property. We have strong intentions of commencing work in Mexico in the very near future and we already are in discussions to facilitate this development. Our overriding objective is to grow the company and maximize value to all USPR shareholders. We strongly believe this transaction helps us to achieve our goal.”

Mr. Genarro Pane, Chairman and President of the Company, and Mr. Chad Altieri, a Director of the Company, are significant equity holders in both RTC and PP LP. The Company recognized the conflict of interest, and created an independent committee consisting of three directors for purposes of this transaction. The committee has analyzed, reviewed, negotiated and approved the transaction with RTC, subject however to the approval by the majority vote of the Company’s shareholders.

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About PP LP:

Plasma processing employs an extremely high heat (in excess of 7,000 F) process which breaks down ore concentrates into their basic elemental state. The plasma process, called Plasmafication , is state of the art technology developed in conjunction with leading US Universities, specifically designed for precious metal separation and the Company is excited that it will be the first in the industry to employ it. This process will yield significantly greater processing returns than milling processes currently employed in the mining industry.

About USPR:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.

Disclaimer/Disclosure Content

This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control), including, without limitation, the ability of the plasma technology to perform as anticipated and the Company’s ability to obtain funding to develop its Mexican property and to pay its existing liabilities.

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U.S. Precious Metals, Inc.

http://usprgold.com (Our new website is currently under construction due to the exciting new developments we are experiencing. We anticipate that we will be back online in the very near future)

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